As filed with the Securities and Exchange Commission on October 19, 2005
                                        Registration No. ___________________
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          QUEST MINERALS & MINING CORP.
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             (Exact name of registrant as specified in its charter)


              Utah                                       87-0429950
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   (State or other jurisdiction              (IRS Employer Identification No.)
 of incorporation or organization)


      3454 State Highway, 292 West (P.O. Box 8431), Belfry, Kentucky 41514
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               (Address of Principal Executive Offices) (Zip Code)


                         2005 Stock Incentive Plan No. 2
                         -------------------------------
                            (Full title of the plan)


                               William R. Wheeler
                  3454 State Highway, 292 West (P.O. Box 8431)
                             Belfry, Kentucky 41514
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (973) 684-0075
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee
------------------------------------------------------------------------------------------------
                                                           Proposed    Proposed
             Title of                                      maximum      maximum
            securities                     Amount          offering    aggregate     Amount of
              to be                         to be           price       offering    registration
            registered                   registered(1)     per share     price(2)      fee(2)
------------------------------------------------------------------------------------------------
Common stock, $0.001 par value,       10,000,000 shares     $0.15      $1,500,000     $190.00
to be issued pursuant to the 2005
Stock Incentive Plan No. 2 of
Quest Minerals & Mining Corp.
------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant's common stock on October 17, 2005, as reported in the over-the-counter market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

         1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

         2. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since September 30, 2004.

         3. The description of our common stock, $0.001 par value, contained in our Registration Statement on From 10-SB dated December 18, 2000, including any amendments or reports filed for the purpose of updating such description.

         4. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address: William R. Wheeler, 26 Davidson Hill Road (P.O. Box 353), Belfry, Kentucky 41502.

Item 4.  Description of Securities.

         Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

         Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock pursuant to this offering.

Item 6.  Indemnification of Directors and Officers.

Utah Statutes
-------------

         Section 16-10a-841 of the Utah Revised Business Corporation Act provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

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

        "(1)      Without limiting the generality of Subsection 16-10a-840(4), if so provided in the articles of incorporation or in the bylaws or a resolution to the extent permitted in Subsection (3), a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:

                  (a) the amount of a financial benefit received by a director to which he is not entitled;

                  (b) an intentional infliction of harm on the corporation or the shareholders;

                  (c) a violation of Section 16-10a-842; or

                  (d) an intentional violation of criminal law.

         (2) No provision authorized under this section may eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

         (3) Any provision authorized under this section to be included in the articles of incorporation may also be adopted in the bylaws or by resolution, but only if the provision is approved by the same percentage of shareholders of each voting group as would be required to approve an amendment to the articles of incorporation including the provision.

         (4) Any foreign corporation authorized to transact business in this state, including any federally chartered depository institution authorized under federal law to transact business in this state, may adopt any provision authorized under this section.

         (5) With respect to a corporation that is a depository institution regulated by the Department of Financial Institutions or by an agency of the federal government, any provision authorized under this section may include the elimination or limitation of the personal liability of a director or officer to the corporation's members or depositors."

         Section 16-10a-902 of the Utah Revised Business Corporation Act provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

        "(1)      Except as provided in Subsection (4), a corporation may
indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                  (a) his conduct was in good faith; and

                  (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

                  (c) in the case of any criminal proceeding, he had no
                      reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4)      A corporation may not indemnify a director under this section:

                  (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding."

Amended and Restated Articles of Incorporation
----------------------------------------------

         Our Amended and Restated Articles of Incorporation provides that we shall indemnify each and every officer and director as determined to the fullest extent possible in accordance with applicable state law. The directors shall authorize the payment of the defense of any officer and director for matters relating to the activities of officers and directors for all matters relating to us. The officer and director shall have the power to select his or their attorney and make decisions regarding the defense of any matter, but payment of all legal fees and other costs shall be paid by us. Our Bylaws also contain a provision for the indemnification of our directors (see "Indemnification of Directors and Officers - Bylaws" below).

Bylaws
------

         Our Bylaws provide for the indemnification of our directors, officers, employees, or agents under certain circumstances as follows:

         ARTICLE VIII - INDEMNIFICATION

         Section 8.1 Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of his having heretofore or hereafter been a director or officer of the corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; and shall have power to defend such person from all suits as provided for under the provisions of the Utah Business Corporation Act; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights occurring to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

         Section 8.2 Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, note of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 8.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or of subsection
(o) of Section 16-10-4 of the Utah Business Corporation Act.

         Section 8.4 Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Item 7.  Exemption from Registration Claimed.

         Inapplicable.

Item 8.  Exhibits.

Exhibit Number    Description
--------------    -----------

4.1               2005 Stock Incentive Plan No. 2
5.1               Opinion of Spectrum Law Group, LLP re: legality of shares
23.1 Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein)
23.2              Consent of Kempisty & Company CPAS, P.C.


--------------

Item 9.  Undertakings.

         A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

The Registrant
--------------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belfry. State of Kentucky, on October 19, 2005.


                                       QUEST MINERALS & MINING CORP.


                                       /s/ WILLIAM R. WHEELER
                                       -----------------------------------------
                                       William R. Wheeler
                                       Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signatures                                 Title                          Date
------------------------       -----------------------------------   ----------------
/s/ WILLIAM R. WHEELER         Chairman, Chief Executive Officer,    October 19, 2005
---------------------------    Chief Financial Officer
William R. Wheeler


/s/ EUGENE CHIARAMONTE, JR.    Vice President, Secretary, Director   October 19, 2005
---------------------------
Eugene Chiaramonte, Jr.

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